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                                                                   EXHIBIT 10.1

February 10, 1998

Mr. Bob Helbling
11 Canterbury Road
Windham, NH  03087

Dear Bob:

We are pleased to offer you employment with Universal Standard Healthcare, Inc.
(UHCI) as Vice President of UHCI and Chief Operating Officer of Universal Diagnostics, reporting directly to the Chief Executive Officer, Chip Jennings.

The following are the terms of our employment offer:

         - BASE SALARY: $135,000.00 per annum paid bi-weekly, with an increase to $145,000.00 per annum paid bi-weekly at the completion of your relocation to Michigan.

         - BONUS: 1998 bonus potential will be 40% of 1998 Base Salary, payable after the release of the 1998 fiscal earnings and upon achievement of goals as approved by the Board of Directors. Payment is predicated on the Company being profitable. The payout will be based upon 50% attainment of 1998 Division Net Income Goals and 50% attainment of Individual Goals which are to be determined within the first quarter of employment. In future years, you will be eligible to participate in bonus plans or executive management approved by the Board of Directors.

         - MEDICAL BENEFITS: The Company will make available to you its standard medical benefits program. Coverage will be effective on your date of employment, except as otherwise provided under the terms of such program.

         - 401(K) PLAN: You will be eligible to participate in the Company's 401(k) plan subject to established terms and waiting periods.

         - STOCK OPTION: You will be granted an option to purchase 160,000 shares of UHCI common stock on the terms set forth in Exhibit A, attached.

         - VACATION: You will be eligible for vacation as provided under the terms of UHCI's vacation policy.


         - RELOCATION: The Company will reimburse you for reasonable expenses incurred by you in connection with your relocation to Michigan, up to an aggregate amount and for an aggregate period determined by the President of the Company in his sole discretion. Expenses must be pre-approved and competitive bids, where applicable, attached. The Company will not pay mortgage points, prorated taxes or utilities or any loss on the sale of your home. If you terminate employment with the Company

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OFFER LETTER
FEBRUARY 10, 1998
PAGE 2

                  before the expiration of 12 months following the sale of your existing home and relocation to a new home in Michigan, you are required to reimburse the Company for any relocation expenses paid by the Company on your behalf.

         - OTHER BENEFITS: You will also be eligible to participate in our standard benefit package under the normal terms and conditions as set forth in our employee handbook and appropriate Summary Plan Descriptions.

         - SEVERANCE: Severance will be paid in accordance with Exhibit B, attached.

         - EMPLOYMENT FORMS: As a condition to your employment, you are required to execute standard employment forms, Non-Competition and Restrictive Covenant Agreement, and Confidentiality and Proprietary Inventions Agreement.

This Offer Letter sets forth certain terms of your employment with the Company, but does not contractually obligate either you or the Company to continue your employment with the Company. The employment relationship between the Employee and the Company is understood to be at-will.

If you agree to the terms of this letter, please sign and date one copy of this letter and return it to me.

Sincerely,

/s/ Chip Jennings
-----------------------------------
Chip Jennings
CEO


I accept the terms of your employment offer.


/s/ Bob Helbling
-----------------------------------
Bob Helbling


February 15, 1998
-----------------------------------
Date


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                           EXHIBIT A

STOCK OPTIONS:             Starting with your first day of employment
                           with the Company, you will be granted options to purchase 160,000 shares of Company common stock under the 1992 Stock Option Plan, on the following terms and conditions:

                           (i)      The options will become exercisable as
                                    follows:

                                    20,000.............   1 Year after date of
                                                          employment
                                    20,000.............   2 Years after date of
                                                          employment
                                    20,000.............   3 Years after date of
                                                          employment
                                    20,000.............   4 Years after date of
                                                          employment
                                    10,000.............   Upon Release of 1998
                                                          Earnings
                                    20,000.............   Upon Release of Each
                                                          of 1999, 2000 and 2001
                                                          Earnings
                                    10,000.............   Upon Release of 2002
                                                          Earnings,

                                    subject to your continued employment with the Company;

                           (ii) The options will be incentive stock options to the extent permitted;

                           (iii) The exercise price of the options will be set at the average of the closing price for the date of grant and the 20 trading days preceding the date of grant;

                           (iv) All exercisable options will terminate three months after your termination of employment with the Company and all unexercisable options will terminate upon your termination of employment;

                           (v) Following the grant of your options, and subject to the limitations under Sections 2806 and 4999 of the Internal Revenue Code, if there should be a Change of Control of the Company while you are employed by the Company, or your employment is terminated by the Company, other than for Cause (as defined in Exhibit B) ("Without Cause Termination") and you execute a full release of the Company of any claims you may have against the Company, (a) if the Change of Control or Without Cause Termination occurs prior to the release of the Company's 1998 annual earnings, options to purchase 80,000 shares of Company common stock shall become immediately exercisable; (b) if the Change of Control or Without Cause Termination occurs after the release of the Company's 1998 annual earnings but before the release of its 1999 annual earnings, Options to purchase 120,000 shares (less the number of option shares which




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                                    are then exercisable, so that a total of
                                    120,000 option shares will then be
                                    exercisable) of Company common stock shall become immediately exercisable; and (c) if the Change in Control or Without Cause Termination occurs after the release of the Company's 1999 annual earnings, Options to purchase 160,000 shares (less the number of option shares which are then exercisable, so that a total of 160,000 option shares will then be exercisable) of Company common stock shall become immediately exercisable. A "Change in Control" of the Company shall mean: (a) the sale of all the assets of the Company to one or more unaffiliated third parties, (b) the merger of the Company with an unaffiliated third party in which the Company is not the surviving corporation or (c) any person or group of persons (as defined in Section 13(d) of the Securities Exchange Act of
                                    1934) (other than WestSphere Capital
                                    Associates, L.P. and its affiliates) shall acquire or control in excess of 51% of the Company's common stock on a fully-diluted basis;

                           (vi) The options shall expire ten years from the date of grant, except as described in (iv) above;

                           (vii) The options will be issued on the Company's standard form of option agreement for management.



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                           EXHIBIT B

SEVERANCE:                 If you are terminated by the Company for any reason,
                           other than for Cause, upon your execution of a full release of the Company of any claims you may have against the Company, you shall be entitled to receive your Base Salary and existing medical benefits for a period of six months following the date of termination, less any employment or self-employment income or compensation earned by you during such six-month period and provided that the Company is not required to continue medical benefits once you are covered by medical benefits in connection with subsequent employment. For purposes of COBRA, your employment shall be deemed to have terminated as of the date of actual termination of employment irrespective of the continuation of salary and medical benefits for periods thereafter.
                           "For Cause" shall mean (i) your  (hereinafter
                           "Employee's") personal dishonesty or willful misconduct which directly and materially adversely affects the Company or its affiliates or repeated acts of personal dishonesty or willful misconduct by Employee which directly affects the Company; (ii)
                           Employee's performance of the specific and lawful resolutions of the Board of Directors in a grossly incompetent manner inconsistent with the standards of other employees with similar responsibilities in the industry or Employee's willful failure to follow the specific and lawful resolutions of the Board of Directors and his failure to initiate actions to cure such performance or failure to perform within ten (10) days after his receipt of written notice from the Company specifically identifying the manner in which Employee has not performed such lawful directives and to cure such performance or failure to perform within a reasonable period thereafter;
                           (iii) breach of fiduciary duty by Employee to the Company resulting in Employee's personal profit in any material respect; (iv) criminal conviction of Employee for violation of any law, rule or regulation (other than traffic violations or other misdemeanor offenses); or (v) the issuance against Employee by any regulatory authority to which the business of the Company or one of its subsidiaries is subject, of a final and non-appealable order against Employee imposing sanctions against Employee for actions or failures to take action occurring after the start of the Employee's employment which Employee knew or should have known violated applicable law and which materially and adversely affect the business and operations of the Company.



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